EXHIBIT 99




For immediate release:               Contact:   Brian McGlynn
January 18, 2000                                    212-573-2051

REPORTED PFIZER INC FOURTH-QUARTER TOTAL REVENUES INCREASE 17 PERCENT TO $4,506 MILLION, AS
NET INCOME, EPS INCREASE BY 50 PERCENT AND 56 PERCENT
---
FULL-YEAR NET INCOME UP 29 PERCENT, EPS UP 30 PERCENT,
 ADJUSTED FOR CERTAIN SIGNIFICANT 1998, 1999 ITEMS.
---
Company expects industry-record seven $1 billion-plus products will drive compound annual growth of 16 percent in revenues and 20 percent in net income for 2000 through 2002.

NEW YORK, Jan. 18 -- Pfizer Inc today announced fourth-quarter total revenues of $4,506 million, an increase of 17 percent over the fourth quarter of 1998. Reported net income was $954 million, a 50-percent increase. Reported diluted earnings per share (EPS) grew 56 percent to $.25. The company estimates that Y2K had no material effect on revenues.

For the year, total revenues were $16,204 million, an increase of 20 percent. Reported net income was $3,179 million and reported diluted EPS was $.82, declines of 5 percent and 4 percent, respectively. These declines reflect a one-time after-tax gain of $1.4 billion in 1998 from the sale of the Medical Technology Group.

For the quarter, excluding the impact of certain significant 1998 charges and the divestiture of the Medical Technology Group, reported net income rose by 34 percent to $954 million, and diluted EPS increased by 39 percent to $.25.

For the year, excluding the impact of certain significant 1998 charges, the divested Medical Technology Group and a charge taken in the third quarter of 1999 related to Trovan inventories, net income increased by 29 percent to $3,384 million and diluted EPS was up by 30 percent to $.87.

"We enter the new year with strong and sustainable sales performances from our key in-line products as well as our industry-leading alliance products," said William C. Steere, Jr., chairman and chief executive officer. "In all, an industry-record seven of our products, including alliance products, topped $1 billion in sales to third parties last year. The five Pfizer-discovered products in that group -- Norvasc, Zoloft, Zithromax, Viagra and Diflucan -- grew at a combined annual rate of 18 percent, and are patent-protected well into this decade, or beyond. Moreover, we continue to strongly support additional research for these and other products aimed at increasing their medical and commercial potential.

"The co-promoted products Aricept (discovered and developed by Eisai Co., Ltd.) and Lipitor (discovered and developed by the Parke-Davis division of Warner-Lambert Company) reinforced their category-leading positions. Lipitor had worldwide 1999 sales of more than $3 billion. Celebrex, launched last February with G.D. Searle, the company that discovered and developed the drug, continued its exceptional performance. G.D. Searle is the pharmaceutical division of Monsanto. Celebrex, like Viagra and Lipitor in earlier years, was the most successful new drug launch in the industry in 1999.

"We remain committed to supporting our in-line products, maximizing the value of our alliance products, expanding the medical utility of those products and continuing our emphasis on innovation," said Mr. Steere. "In fact, in 2000, we expect to again set the pace for the industry with an R&D budget of $3.2 billion."

David Shedlarz, executive vice president and chief financial officer said, "The quarter continued to reflect strong and growing support for in-line and new products, with total selling, informational and administrative expenditures and R&D expenses increasing to the highest quarterly levels in Pfizer history. Growth in these expenses relative to 1998 was tempered by opportunities to leverage past investments as well as by efficiencies in general administrative functions."

SEGMENT PERFORMANCE

Pharmaceuticals
Worldwide revenues of Pharmaceuticals for the fourth quarter totaled $4,089 million, an increase of 17 percent over the same period last year. The broad-based revenue increase reflected the continued strength of in-line products and robust alliance revenue from Lipitor, Aricept and Celebrex. The continued strength of our in-line and alliance products drove pharmaceutical revenues in the U.S. to $2,548 million, an increase of 21 percent. International pharmaceutical revenues rose to $1,541 million, an increase of 12 percent. International revenue growth for the quarter was tempered relative to 1998 due to trade stocking in that year associated with new product launches as well as the fewer number of selling days during the period in 1999.

For the full year, worldwide pharmaceutical revenues increased by 22 percent, reaching $14,859 million; U.S. pharmaceutical revenues rose by 21 percent to $9,258 million; and international pharmaceutical revenues were up by 22 percent to $5,601 million.

Worldwide sales of Norvasc, our once-a-day calcium channel blocker for the treatment of angina and hypertension, reached $817 million, a 14-percent increase. Norvasc continues to be the largest-selling antihypertensive medicine in the world. For many physicians, Norvasc is the treatment of choice for hypertension because of its outstanding safety and efficacy profile. Sales of Cardura, a selective alpha-blocker for the treatment of hypertension and benign prostatic hyperplasia (enlarged prostate), increased by 16 percent to $215 million.

Worldwide sales of Zoloft, the company's selective serotonin re-uptake inhibitor for the treatment of depression, obsessive-compulsive disorder and panic disorder, increased by 6 percent to $517 million. In December, the U.S. Food and Drug Administration approved the use of Zoloft as the first and only selective serotonin re-uptake inhibitor approved for the treatment of post-traumatic stress disorder, a condition that strikes one out of every 13 Americans.

Global sales of Zithromax, Pfizer's industry-leading broad-spectrum oral antibiotic, rose by 21 percent to $458 million. Growth in sales resulted from physicians' increasing recognition of the product's broad efficacy, compliance advantages, favorable side-effect profile and, in the liquid formulation for children, a pleasant taste.

Worldwide sales of Viagra were $281 million, a 19-percent increase over the fourth quarter of 1998. Sales benefited from continuing strength in the U.S. and the ongoing global rollout of the product. Physicians have written more than 17 million prescriptions for Viagra for more than 6 million patients since the U.S. launch in April 1998. Total U.S. prescriptions for Viagra were 19 percent higher in the quarter than in the fourth quarter of 1998.

Sales of Diflucan, indicated for a wide range of fungal infections, increased by 13 percent worldwide to $279 million. Diflucan continues to be the largest-selling prescription anti-fungal medicine in the world.

Sales of Zyrtec, an anti-allergy medicine, increased by 25 percent to $136 million. Zyrtec provides rapid and long-lasting relief for seasonal and perennial allergies and hives with once-daily dosing in adults and children over the age of two.

Alliance revenue totaled $619 million, an increase of 107 percent, reflecting revenue to Pfizer associated with the co-promotion of Lipitor, Aricept and Celebrex. In the U.S., Lipitor is now receiving more than 42 percent of all new prescriptions for all cholesterol-lowering agents. Aricept was launched in November in Japan, which has one of the world's most rapidly growing elderly populations. Celebrex is receiving about 400,000 weekly total U.S. prescriptions, and leads all arthritis treatments except ibuprofen.

Consumer health care product sales, which are included as part of the pharmaceuticals segment, increased 5 percent in the quarter to $128 million. These results predominantly reflect the performance of category-leading self-medication products.

Animal Health
Sales of the Animal Health Group (AHG) increased by 8 percent to $417 million for the quarter. Excluding the impact of foreign exchange, sales increased by 13 percent.

Exceptional sales performances of companion-animal products were led by the launch of Revolution, approved in the U.S. in July as the first and only topical medication for dogs and cats that is effective against heartworm, fleas, American dog ticks and many other parasites. Sales of Rimadyl, an anti-arthritis medication for dogs, continue to show strong growth.

Partially offsetting the strong performance of the companion-animal business was continuing weakness in the livestock market in the U.S. and Europe. Sales of virginiamycin, an antibiotic for poultry, cattle and swine, were adversely affected by the decision of the European Commission to ban certain antibiotic feed additives, including virginiamycin, in the European Union after June 30, 1999.

Commentary

"For the year 2000," Mr. Shedlarz said, "we continue to expect earnings growth of 20 percent, even in light of our exceptional 1999 performance, and continued commitment to a strong level of investment to support our broad product and R&D portfolios. Looking further ahead, as we publicly stated in November, we anticipate compounded annual revenue and net income growth of 16 percent and 20 percent, respectively, for the years 2000 through 2002. We believe this performance will enable Pfizer to remain the fastest growing of the 10 largest pharmaceutical companies in the world."

Mr. Steere said, "This year, as we marked Pfizer's 150th anniversary, our performance continued to outpace that of the industry, driven by increased global sales of innovative new pharmaceuticals. Going forward, we have unprecedented opportunities for growth, both internally and by acquisition. Today Pfizer stands on the threshold of a new era: our company has never been stronger, and our prospects have never been brighter. Pfizer employees have much to be proud of in the company's performance during the decade of the 1990s, and I congratulate each of them for their achievements."

This press release contains some forward-looking statements. Actual results may differ materially from these expectations. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this document, including projections through 2002, should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Part 1 of our 1998 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K which we incorporate by reference. No assurances can be given that a business combination with Warner-Lambert will be consummated.

This press release is not an offer to purchase shares of Warner-Lambert, nor is it an offer to sell any Pfizer common stock which may be issued in a merger involving Warner-Lambert and a subsidiary of Pfizer. Any issuance of Pfizer common stock in any merger involving Warner-Lambert and a subsidiary of Pfizer would have to be registered under the Securities Act of 1933, as amended, and such Pfizer common stock would be offered only by means of a prospectus complying with such Act.

CERTAIN INFORMATION CONCERNING PARTICIPANTS
Pfizer and certain other persons named below may solicit the consent of stockholders pursuant to a stockholder action by written consent (the "Consent Solicitation") (a) to remove the current directors of Warner-Lambert, (b) to elect seven nominees (the "Nominees") as directors of Warner-Lambert and (c) to adopt the proposals to amend the by-laws of Warner-Lambert.

The participants in this solicitation may include the following executive officers and employees of Pfizer: William C. Steere, Jr. (Chairman of the Board and Chief Executive Officer), Henry A. McKinnell (President and Chief Operating Officer), John Niblack (Vice Chairman), C.L. Clemente (Executive Vice President - Corporate Affairs, Secretary and Corporate Counsel), Paul S. Miller (Executive Vice President and General Counsel), David L. Shedlarz (Executive Vice President and Chief Financial Officer), Terence J. Gallagher (Vice President - Corporate Governance), Margaret M. Foran (Vice President - Corporate Governance), James R. Gardner (Vice President - Investor Relations), Ronald C. Aldridge (Director - Investor Relations), Kathleen M. Ulrich (Corporate Counsel) and Laura A. Chenoweth (Corporate Counsel).

Neither Lazard Freres & Co. LLC ("Lazard Freres") nor Merrill Lynch, and Co. ("Merrill Lynch"), the financial advisors to Pfizer, believes that it or any of its members, partners, directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that
Schedule 14A requires the disclosure of certain information concerning Lazard Freres or Merrill Lynch. However, Steven J. Golub and Stephen H. Sands (each a Managing Director), Jason R. Bernhard (a Vice President) and Robert Azeke (an Associate) of Lazard Freres and Jack Levy and Alan J. Biloski (each a Managing Director), James Boylan (a Vice President) and Tosa Ogbomo (an Associate) of Merrill Lynch, may assist Pfizer in the solicitation of consents of stockholders. Both Lazard Freres and Merrill Lynch engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Lazard Freres and Merrill Lynch may trade securities of Warner-Lambert for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Lazard Freres has informed Pfizer that as of December 10, 1999, Lazard Freres held a long position of approximately 414,366 shares of Warner-Lambert common stock, and Merrill Lynch has informed Pfizer that as of December 10, 1999, Merrill Lynch held a net long position of approximately 21,145,860 shares of Warner-Lambert common stock. As of December 10, 1999, Mr. Biloski beneficially owned 1,562 shares of Warner-Lambert common stock, and Mr. Golub's spouse owned 60 shares of Warner-Lambert common stock.

As of the date of this communication, Pfizer is the beneficial owner of 100 shares of common stock, $1.00 par value of Warner-Lambert. Certain Pfizer pension plans own 74,900 shares of Warner-Lambert common stock. Martin D. Payson, a Nominee for election to the Warner-Lambert board of directors, is the beneficial owner of 1,500 shares of the common stock of Warner-Lambert.

Other than set forth herein, as of the date of this communication, neither Pfizer nor any of its respective directors, executive officers or other representatives or employees of Pfizer, any Nominees or other persons known to Pfizer who may solicit proxies has any security holdings in Warner-Lambert. Pfizer disclaims beneficial ownership of any securities of Warner-Lambert held by any pension plan or other employee benefits plan of Pfizer or by any affiliate of Pfizer.

Except as disclosed above, to the knowledge of Pfizer, none of Pfizer, the directors or executive officers of Pfizer, the employees or other representatives of Pfizer or the Nominees named above has any interest, direct or indirect, by security holding or otherwise, in Warner-Lambert.

# # # # #



                       PFIZER INC. AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)


    (millions of dollars, except per share data)


                               Fourth  Quarter % Inc./    Full Year   % Inc./
                                1999    1998   (Dec.)*   1999   1998  (Dec.)*

    Net sales                  $3,887  $3,567     9   $14,133 $12,677   11
    Alliance revenue              619     299   107     2,071     867  139

    Total revenues              4,506   3,866    17    16,204  13,544   20

    Costs and expenses:
     Cost of sales                696     693    --     2,528   2,094   21
     Selling, informational
      and administrative exps.  1,745   1,679     4     6,351   5,568   14
     Research and development
      expenses                    760     698     9     2,776   2,279   22
     Other deductions--net          1     490  (100)      101   1,009  (90)

    Income from continuing
     operations before
     provision for taxes on
     income and minority
     interests                  1,304     306   326     4,448   2,594   71

    Provision for taxes on
     income                       348       1    M+     1,244     642   94

    Minority interests              2      (1)   **         5       2  241

    Income from continuing
     operations                   954     306   211     3,199   1,950   64

    Discontinued operations:
     Income/(loss) from
      operations of
      discontinued businesses,
      net of tax                   --     (33)   **       (20)     35   **
     Gain on disposal of
      discontinued
      businesses, net of tax       --     361    **        --   1,366   **
    Income/(loss) from
     discontinued operations       --     328    **       (20)  1,401   **

    Net income                 $  954  $  634    50   $ 3,179  $3,351   (5)

    Earnings per common share
     Basic:
      Income from continuing
       operations              $  .25  $  .08   213   $   .85  $  .51   67
      Income/(loss) from
       discontinued operations     --     .08    **      (.01)    .37   **
      Net income               $  .25  $  .16    56   $   .84  $  .88   (5)

     Diluted:
      Income from continuing
       operations              $  .25  $  .07   257   $   .82  $  .49   67
      Income from discontinued
       operations                  --     .09    **        --     .36   **
      Net income               $  .25  $  .16    56   $   .82  $  .85   (4)

    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.
    M+ - Change greater than one thousand percent.

    1. The above financial statements present the periods ended December 31. Subsidiaries operating outside the United States are included on a fiscal year basis ended November 30.

    2. Cost of sales for the full year 1999 includes a charge of $310 million to write off Trovan inventories.

    3. Other deductions--net in 1998 includes:
         -payments to G.D. Searle & Co. for celecoxib ($240 million in the full year)
         -adjustments to intangible-asset values associated with prior acquisitions ($123 million in the fourth quarter; $195 million in the full year)
         -charges associated with exiting certain product lines ($91 million in the fourth quarter and full year)
         -legal settlements involving the brand-name prescription drug antitrust litigation ($57 million in the full year)
         -contribution to The Pfizer Foundation ($300 million in the fourth quarter and full year)
         -miscellaneous other charges ($6 million in the fourth quarter;
          $26 million in the full year)

    4. In the second quarter 1999, Pfizer agreed to pay a fine of $20 million to settle an antitrust case involving its former Food Science Group. This charge is reflected in discontinued operations for the full year 1999.






                                       PFIZER INC
                               SEGMENT/PRODUCT REVENUES
                                  FOURTH QUARTER 1999
                                 (millions of dollars)


                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    1999    1998  Chg    1999   1998  Chg    1999   1998  Chg
    TOTAL
     REVENUES      4,506   3,866   17   2,753  2,256   22   1,753  1,610    9

    PHARMA-
      CEUTICALS    4,089   3,481   17   2,548  2,100   21   1,541  1,381   12

    -CARDIOVASCULAR
     DISEASES      1,259   1,144   10     609    581    5     650    563   16
      NORVASC        817     719   14     372    324   15     445    395   13
      PROCARDIA XL   142     172  (18)    142    172  (18)      0      0   --
      CARDURA        215     185   16      94     82   13     121    103   18
      LIPITOR*        61      38   60       0      0   --      61     38   60

    -INFECTIOUS
     DISEASES        922     872    6     561    516    9     361    356    2
      DIFLUCAN       279     248   13     137    119   16     142    129   10
      ZITHROMAX      458     379   21     385    304   27      73     75  (3)
      UNASYN          90      87    4      39     40   (2)     51     47    9
      SULPERAZON      43      37   17       0      0   --      43     37   17

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS       552     519    6     417    391    7     135    128    5
      ZOLOFT         517     489    6     414    387    7     103    102    1
      ARICEPT*        28      21   30       0      0   --      28     21   30

    -DIABETES         77      72    7      69     63    9       8      9  (2)
      GLUCOTROL XL    68      59   16      64     57   14       4      2   57

    -ARTHRITIS/
     INFLAMMATION     58      65  (10)      2      4  (50)     56     61  (8)
      FELDENE         45      56  (19)      2      4  (50)     43     52 (17)
      CELEBREX*        2       0   --       0      0   --       2      0   --

    -ALLERGY         137     110   24     136    109   25       1      1 (50)
      ZYRTEC/
      REACTINE       136     109   25     135    108   25       1      1 (50)

    -VIAGRA          281     236   19     164    131   25     117    105   11

    -ALLIANCE
     REVENUE
      (Lipitor,
       Aricept and
       Celebrex)     619     299  107     535    264  103      84     35  139

    -CONSUMER
     HEALTH CARE     128     122    5      51     50    2      77     72    7

    ANIMAL HEALTH    417     385    8     205    156   31     212    229  (7)


    * - Represents direct sales under license agreements with Warner-Lambert Company (Lipitor), Eisai Co., Ltd. (Aricept) and G.D. Searle & Co. (Celebrex).

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                    PFIZER INC
                             SEGMENT/PRODUCT REVENUES
                                   FULL YEAR 1999
                               (millions of dollars)


                                           YEAR-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    1999    1998  Chg    1999   1998  Chg    1999   1998  Chg
    TOTAL
     REVENUES     16,204  13,544   20   9,896  8,205   21   6,308  5,339   18

    PHARMA-
      CEUTICALS   14,859  12,230   22   9,258  7,647   21   5,601  4,583   22

    -CARDIOVASCULAR
     DISEASES      4,635   4,186   11   2,251  2,249   --   2,384  1,937   23
      NORVASC      3,030   2,575   18   1,365  1,206   13   1,665  1,369   22
      PROCARDIA XL   521     714  (27)    521    714  (27)      0      0   --
      CARDURA        794     688   15     359    322   11     435    366   19
      LIPITOR*       189     100   90       0      0   --     189    100   90

    -INFECTIOUS
     DISEASES      3,145   2,822   11   1,750  1,522   15   1,395  1,300    7
      DIFLUCAN     1,002     916    9     480    440    9     522    476   10
      ZITHROMAX    1,333   1,041   28   1,046    775   35     287    266    8
      UNASYN         349     327    7     142    141    1     207    186   11
      SULPERAZON     158     133   19       0      0   --     158    133   19

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     2,156   1,924   12   1,645  1,497   10     511    427   20
      ZOLOFT       2,034   1,836   11   1,635  1,484   10     399    352   13
      ARICEPT*        92      54   70       0      0   --      92     54   70

    -DIABETES        297     273    9     265    239   11      32     34  (4)
      GLUCOTROL XL   262     226   16     250    217   15      12      9   42

    -ARTHRITIS/
     INFLAMMATION    222     234   (5)      7     12  (41)    215    222  (3)
      FELDENE        179     201  (11)      7     12  (41)    172    189  (9)
      CELEBREX*        2       0   --       0      0   --       2      0   --

    -ALLERGY         557     422   32     553    417   33       4      5 (22)
      ZYRTEC/
      REACTINE       552     416   33     548    411   34       4      5 (22)

    -VIAGRA        1,033     788   31     673    656    3     360    132  172

    -ALLIANCE
     REVENUE
      (Lipitor,
       Aricept and
       Celebrex)   2,071     867  139   1,816    780  133     255     87  193

    -CONSUMER
     HEALTH CARE     561     526    7     295    279    6     266    247    7

    ANIMAL HEALTH  1,345   1,314    2     638    558   14     707    756  (7)


   * - Represents direct sales under license agreements with Warner-Lambert Company (Lipitor), Eisai Co., Ltd. (Aricept) and G.D. Searle & Co. (Celebrex).

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


PFIZER INC
SUPPLEMENTAL INFORMATION


FINANCIAL RESULTS EXCLUDING THE IMPACT OF
THE 3Q99 CHARGE RELATING TO TROVAN INVENTORIES
AND CERTAIN 1998 SIGNIFICANT CHARGES AND DISCONTINUED OPERATIONS

(millions of dollars,          Fourth Quarter   %     Full Year     %
except per share data)       1999   1998    Change  1999    1998    Change
Total revenues              $4,506 $3,866     17% $16,204  $13,544    20%

Income from continuing
operations before
 provision for taxes on
 income and minority
 interests                   1,304    947     38%   4,758    3,650    30%

Net income                     954    711     34%   3,384    2,627    29%

Diluted earnings per share    $.25   $.18*    39%    $.87     $.67*   30%

* Adjusted for three-for-one stock split effective June 30, 1999

The results above exclude the following items:

A third-quarter 1999 pre-tax charge of $310 million to write off certain Trovan inventories

Significant pre-tax charges of $1,056 million in the full year 1998 ($641 million in the fourth quarter 1998), which consisted of payments of $240 million in the full year (none in the fourth quarter) to G.D. Searle & Co. for celecoxib, adjustments to intangible-asset values associated with prior acquisitions of $195 million in the full year ($123 million in the fourth quarter), charges associated with exiting certain product lines, plant rationalizations, and severance payments of $183 million in the full year ($183 million in the fourth quarter), legal settlements involving the brand-name prescription drug antitrust litigation of $57 million in the full year (none in the fourth quarter), a contribution to The Pfizer Foundation of $300 million in the full year ($300 million in the fourth quarter), and miscellaneous other charges of $81 million in the full year ($35 million in the fourth quarter)

Discontinued Businesses, including income from operations of the Medical Technology Group, net of tax, of $35 million in the full year 1998 (a loss, net of tax, of $33 million in the fourth quarter 1998), and gains on the disposal of these businesses, net of tax, of $1,366 million for the full year 1998 ($361 million, net of tax, in the fourth quarter 1998)



SHARES OUTSTANDING AND REPORTED EPS INFORMATION:      1999        1998
Shares outstanding (millions) - Basic EPS           3,774.7    3,788.5*
Basic EPS                                              $.84       $.88*
Shares outstanding (millions) - Diluted EPS         3,884.0    3,945.3*
Diluted EPS                                            $.82       $.85*

*Adjusted for three-for-one stock split effective June 30, 1999

QUESTIONS:

Q1)  What effects did Y2K have on Pfizer?

A1) We estimate that Y2K had no material impact on Pfizer's revenues. We estimate that Pfizer's total expenditures related to Y2K preparedness were approximately $94 million in 1999.

Q2) What accounted for Pfizer's strong revenue growth in the fourth quarter and full year 1999?

A2) We enter the new year with strong and sustainable sales performance from our key in-line products as well as our industry-leading alliance products. For the full year 1999, worldwide pharmaceutical revenues increased by 22% to $14,859 million; U.S. pharmaceutical revenues rose by 21% to $9,258 million; and international pharmaceutical revenues were up by 22% to $5,601 million. In all, an industry-record seven of our products, including alliance products, topped $1 billion in sales to third parties last year. Three of these products-Lipitor, Norvasc, and Zoloft-had sales of more than $2 billion, and two-Lipitor and Norvasc-had sales of more than $3 billion. The five Pfizer-discovered products in that group-Norvasc, Zoloft, Zithromax, Viagra, and Diflucan-grew at a combined annual rate of 18% in 1999 and are patent-protected well into this decade or beyond. Celebrex, like Viagra and Lipitor in earlier years, was the most successful new drug launch in the industry in 1999.

In the quarter, total revenues grew 17% over the comparable period of 1998. Pfizer's pharmaceutical business in the quarter grew 17%, including a 21% increase in the U.S. and a 12% increase in international markets. International revenue growth was tempered in the quarter relative to the prior year primarily due to trade stocking associated with new product launches in 1998 as well as the fewer number of selling days during the period in 1999. The most recent twelve-month audit data of Pfizer's worldwide pharmaceutical sales indicate that it grew at more than twice the rate of the industry as a whole. Pfizer's pharmaceutical sales growth rate exceeded that of the industry average in every major region of the world. These data reflect actual sales of Pfizer products and third-party sales of co-promoted products reflecting our relative promotional effort.

Q3) What was the impact from volume, price, and foreign exchange on Pfizer's revenues?

A3)                         4Q99   4Q98
   Total Revenue Growth:   16.5%   25.9%
   Volume                  17.0%   27.2%
   Price                    0.3%    0.7%
   Foreign Exchange        (0.8%) (2.0%)

                            FY99   FY98
   Total Revenue Growth:   19.6%   22.5%
   Volume                  19.6%   24.8%
   Price                    0.5%    1.2%
   Foreign Exchange        (0.5%)  (3.5%)

Q4)   What were fourth quarter revenue increases by business segment?
                             As             Excluding Effects of
A4)                       Reported            Foreign Exchange
Pharmaceuticals             17%                      18%
Animal Health                8%                      13%

Q5) How did foreign exchange fluctuations affect Pfizer's fourth quarter results?

A5) Changes in foreign exchange rates decreased revenues in the fourth quarter by $32 million, or 0.8%. The year-over-year decline in the value of certain European and Latin American currencies, relative to the U.S. dollar, was offset in part by the relative strengthening of the Japanese yen.

Q6)   What was the reason for the continued strong sales growth of Norvasc?

A6) Sales of Norvasc, the largest-selling anti-hypertensive medicine in the world, grew 14% in the quarter to $817 million. Since its introduction in 1990, Norvasc has had more than twelve billion patient days of therapy worldwide. Norvasc's success has been driven by its package of benefits for a wide range of patients-outstanding efficacy, once-daily dosing, consistent 24-hour control for both hypertension and angina, and excellent safety and tolerability.

The results of more than 190 clinical trials support Norvasc's profile. It is the only drug in its class that can be safely used to treat patients with hypertension who have congestive heart failure. Norvasc is highly effective for all stages of hypertension and across a wide range of patient types. It has also been safely used in patients with a number of other conditions that frequently accompany high blood pressure-diabetes, chronic obstructive pulmonary disease, and abnormal lipids-and has shown no adverse interactions with other drugs.

In the PREVENT clinical trial, involving 825 patients with coronary artery disease, patients receiving Norvasc experienced significantly fewer cardiovascular events such as angioplasties, bypass surgeries, and hospitalizations for severe angina or heart failure compared to those receiving placebo. Pfizer is undertaking the two-year, 3,000-patient CAMELOT study comparing Norvasc with the ACE inhibitor enalapril in the reduction of cardiovascular events and the progression of atherosclerosis in patients with coronary artery disease. Approximately 14 million American men and women have coronary artery disease, which claims 500,000 lives annually and is the leading cause of death in the U.S. The overall cost to treat the disease in the U.S. is estimated at $96 billion per year. Standard angioplasties and bypass surgeries cost about $20,000 and $44,500, respectively.

Norvasc and Cardura are being studied in the five-year, 43,000-patient ALLHAT trial begun in 1994 under the auspices of the National Heart, Lung, and Blood Institute of the National Institutes of Health, the largest study ever undertaken in hypertension. Norvasc is also being tested in the five-year, 18,000-patient ASCOT clinical trial to test whether newer antihypertensive regimens can show reduced rates of heart attacks compared with older therapies. ASCOT will also examine whether combination of the lipid-lowering agent Lipitor with Norvasc reduces the rates of heart attacks.

Q7)   What factors contributed to Cardura's growth in the quarter?

A7) Sales of Cardura-up 16% in the quarter to $215 million-continue to grow as alpha blockers are recognized as effective first-line therapy for treatment of hypertension as well as for benign prostatic hyperplasia (BPH). BPH, which is experienced by about half of men over the age of 60, can lead to discomfort and frequent nighttime urination. An estimated 40% of men diagnosed with BPH also have hypertension. Cardura can be used to treat patients with BPH who also have hyperlipidemia, insulin resistance, and diabetes. Cardura patients in the PREDICT trial, a one-year, 1,089-patient study, experienced significantly better relief of BPH symptoms than patients on finasteride. An extended-release formulation, Cardura XL, has been launched in some European countries.

Q8)   What contributed to sales growth of Zithromax in the fourth quarter?

A8) Zithromax sales grew 21% to $458 million in the quarter. Zithromax is the most-prescribed brand-name oral antibiotic in the U.S. and a leading brand in international markets. Growth in sales has resulted from the increasing recognition by physicians of the product's broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children. Zithromax treats most respiratory infections in adults and children with once-daily dosing for just five days. It is also approved for skin infections in adults, otitis media (middle ear infections) and strep pharyngitis (strep throat) in children, and a broad range of other uses. Zithromax is distinguished from all other antibiotics by its extraordinary pharmacokinetic profile. It is rapidly distributed from the blood serum into tissues. In addition, migrating white blood cells absorb quantities of Zithromax and deliver the drug directly to the site of infection.

Product enhancements approved by the FDA in recent years, including treatment of the atypical pathogens Chlamydia pneumoniae and Mycoplasma pneumoniae, an intravenous dosage form, an oral tablet dosage form that allows the product to be taken with food, and an indication for prevention of Mycobacterium avium complex (MAC), a common infection in AIDS patients, have further increased physician acceptance and patient compliance. A new indication for treatment of MAC is in advanced development.

Zithromax's effectiveness may not be limited to traditional antibiotic uses. The presence of the pathogen Chlamydia pneumoniae in the bloodstream may increase accumulation and rupture of plaque in arterial walls, contributing
to heart attacks and strokes.   Because Zithromax is one of the most potent
anti-Chlamydia drugs known and demonstrates a uniquely long tissue half life, Pfizer has undertaken the WIZARD study in 3,500 heart attack patients to study potential mortality and morbidity benefits from once-weekly administration of Zithromax.

Q9)   To what factors can Zoloft's growth be attributed?

A9) Worldwide sales of Zoloft, the company's selective serotonin re-uptake inhibitor (SSRI) for the treatment of depression, obsessive-compulsive disorder (in adults and children), and panic disorder, increased by 6% to $517 million in the quarter. International sales growth was tempered by the fewer number of selling days during the period in 1999. SSRI's are widely accepted for their efficacy and their favorable safety profiles compared to older anti-depressants. A supplemental filing for an oral liquid dosage form of Zoloft, which provides more convenient dosing in children or in patients who have difficulty swallowing pills, was approved by the FDA in December 1999.

Also in December 1999, the FDA approved Zoloft's use for treatment of post-traumatic stress disorder (PTSD). Zoloft is the first and only medicine to receive an FDA approval for the treatment of PTSD. Approximately one out of every 13 Americans (8% of the population) will suffer from PTSD at some point in their lifetimes. Patients suffering from PTSD experience significant distress or impairment in normal functioning. A traumatic event involves reaction to serious injury or other physical threat. Symptoms can include re-experiencing the traumatic event, overall emotional numbness, or increased anxiety. The prevalence of PTSD is twice as high in women as in men. Patients with PTSD have high rates of comorbidity with other central nervous system disorders like depression and panic, for which Zoloft is also effective.

Q10)   How did Diflucan perform during the quarter?

A10) Sales of Diflucan increased 13% to $279 million in the fourth quarter. In its thirteenth year on the world market, Diflucan remains the world's best-selling prescription antifungal product, reflecting the product's continuing acceptance as the therapy of choice for a wide range of fungal infections. Diflucan treats systemic candidiasis, a major threat to critically ill AIDS, cancer, transplant, and other immuno-compromised patients. Such infections are often difficult to diagnose and, if not treated early, can result in high mortality. Diflucan is also effective in less severe fungal infections, such as vaginal candidiasis, where it is also a leader.

Q11)   What factors drove Zyrtec's growth in the quarter?

A11) Sales of Zyrtec, a leading prescription antihistamine in the U.S., grew 25% to $136 million in the quarter. The product provides rapid and long-lasting relief for seasonal and perennial allergic rhinitis and chronic idiopathic urticaria (hives) with once-daily dosing. In two clinical studies, conducted in an artificially controlled pollen environment, Zyrtec began working in about one hour, compared to about three hours for Claritin. In a survey of 623 allergy sufferers, 93% wanted fast relief most. Zyrtec is also the only prescription antihistamine approved for children as young as 2 years old. Zyrtec syrup is the most prescribed antihistamine syrup in the U.S. A formulation with the decongestant pseudoephedrine is in advanced development.

Q12)   How have sales of Lipitor progressed?

A12) Pfizer and the Parke-Davis Division of Warner-Lambert Company, the company that discovered and developed Lipitor (atorvastatin calcium) as an adjunct to diet to reduce elevated lipid levels in patients with high cholesterol, have successfully launched the product in most major world markets. It is the most-prescribed cholesterol-lowering product in the U.S, and is now receiving more than 42% of U.S. new prescriptions for all cholesterol-lowering agents. Introductions in other world markets have also been strong. In the U.S. and certain other countries, the product is being co-promoted by Pfizer and Warner-Lambert, with Warner-Lambert recording sales and Pfizer recording a portion of revenue in Alliance Revenue. In certain other countries, Pfizer records sales of the product as Net Sales. The product is meeting a significant medical need and complements Pfizer's outstanding cardiovascular medicines.

Q13)   How has Aricept performed?

A13) Aricept, used for the symptomatic treatment of Alzheimer's disease, achieved total worldwide sales in the quarter of $138 million, an increase of 19% over the comparable quarter of 1998. In the U.S., U.K., France, Germany, and Japan, the product is being co-promoted by Pfizer and Eisai Co., Ltd., the company that discovered and developed the compound, with Eisai recording sales and Pfizer recording a portion of revenue in Alliance Revenue. In certain other countries, Pfizer records sales of the product as Net Sales.
In November, Aricept was launched in Japan, which has one of the world's most rapidly growing elderly populations.

   Approximately 18 million people suffer from Alzheimer's disease, which is the third-most-expensive illness to treat after heart disease and cancer. About four million Americans suffer from this mind-robbing and life-shortening disease, including 1 in 10 adults over the age of 65 and nearly half over 86. It is the fourth-leading cause of death among American adults. Aricept is the therapeutic standard for Alzheimer's disease among cholinesterase inhibitors, with a global market share of about 90%. The product has provided more than 270 million patient days of treatment worldwide and is currently marketed in 41 countries. Over one million patients have been treated with Aricept in the U.S. alone.

Initial clinical trials showed Aricept to be safe and effective in enhancing or maintaining cognition in people with mild to moderate Alzheimer's disease over a six-month period. Results from two recently completed one-year, double-blind trials confirm the long-term benefits of Aricept treatment on cognition and activities of daily living. Aricept is also the subject of a three-year, 720-patient study to see if it can delay the onset of Alzheimer's disease in patients with mild cognitive impairment.

Q14)   What factors account for Viagra's growth in the quarter?

A14) Viagra's worldwide sales grew 19% to $281 million in the fourth quarter. Physicians have written more than 17 million prescriptions for Viagra for more than 6 million patients, including more than one million patients on anti-hypertensive medication, since the U.S. launch in April 1998. More than 150 million tablets have been dispensed worldwide. Viagra is now available in most major markets. In the U.S., Viagra is now generating more than 200,000 total prescriptions per week, and year-over-year prescription growth was 19% in the fourth quarter 1999.

Viagra allows many men with erectile dysfunction (ED) to achieve erections the natural way, in response to sexual stimulation. It improves erections in about 70% of patients, is effective in a broad range of patients, and offers the convenience of a pill. Viagra's strong acceptance by physicians and patients attests to its safety and efficacy and its benefits for many men and their partners, when the product is taken in accordance with the approved package insert. According to the results of two major clinical trials published in The New England Journal of Medicine, Viagra's reliability, minimal side effects, and ease of use make it the only approved therapy that meets American Urological Association treatment standards for ED. At the 1999 annual meeting of the American Urological Association, Pfizer reported that 93 percent of the 401 patients who participated in a recent study remained satisfied with Viagra after two years. In a study of 268 diabetic men conducted at the Creighton University Diabetes Center and recently published in The Journal of the American Medical Association, 56 percent of patients taking Viagra reported improvement in ED versus only 10 percent who took placebo.

Q15)   How is Celebrex performing?

A15) In February 1999, Pfizer and G.D. Searle & Co., the pharmaceutical division of Monsanto Company that discovered and developed Celebrex, launched this new product for relief of the pain and inflammation of osteoarthritis
and adult rheumatoid arthritis.   During 1999, Celebrex achieved third-party
sales of approximately $1.5 billion, the highest level of first-year sales of any drug in history. Celebrex is receiving about 400,000 weekly total U.S. prescriptions and leads all other arthritis treatments except ibuprofen. Pfizer records its portion of revenue in Alliance Revenue.

Celebrex was tested in more than 50 clinical trials that involved more than 13,000 patients and healthy volunteers in 23 countries. In these trials, Celebrex was shown to be as effective as the maximum recommended dose of the prescription-strength nonsteroidal anti-inflammatory drug (NSAID) naproxen in treating arthritis pain and inflammation. Celebrex works by inhibiting an enzyme called cyclo-oxygenase-2 (COX-2), which plays a role in arthritis pain and inflammation, without inhibiting cyclo-oxygenase-1 (COX-1), which helps maintain the normal stomach lining. NSAID's in general inhibit both COX enzymes, so they treat arthritis pain and inflammation but may damage the stomach lining, potentially leading to ulcers in some patients. There are approximately 40 million Americans with arthritis.

In December 1999, Celebrex was the first COX-2 specific inhibitor approved for treatment of familial adenomatous polyposis, a rare and devastating hereditary disease that, left untreated, almost always leads to colorectal cancer.

Q16)   What is the status of Tikosyn (dofetilide)?

A16) In October, the FDA approved the new anti-arrhythmic agent Tikosyn (dofetilide), which is indicated for the conversion to, and maintenance of, normal sinus rhythm in highly symptomatic patients with atrial fibrillation
(AF)/atrial flutter of greater than one week duration. Discovered and developed by Pfizer, Tikosyn is a selective potassium channel blocker and is the first new oral anti-arrhythmic for AF to be approved in the U.S. in the last 10 years. AF is a form of cardiac arrhythmia that is growing due to the aging population. Patients with AF suffer from rapid and irregular heartbeats in the atria, or upper chambers of the heart. Many patients suffering from AF experience debilitating symptoms that include chest pain, shortness of breath, fatigue, and anxiety. Long-term treatment of AF is seen as a challenge by specialists due to concerns about safety of the currently available products and drug side effects.

   The clinical program for Tikosyn included 8,500 patients and was the largest ever conducted for an anti-arrhythmic medicine. The studies showed that Tikosyn was effective in maintaining patients in normal sinus rhythm for more than one year and also in converting patients back to their normal heart rhythm. Additionally, the Danish Investigations of Arrhythmia and Mortality on Dofetilide in Congestive Heart Failure (DIAMOND-CHF) trial, recently published in the New England Journal of Medicine, included more than 1,500 patients and showed that Tikosyn did not increase mortality in the severely ill heart patients enrolled in the study, an important finding in this class of drugs.

   Like other anti-arrhythmic drugs, Tikosyn can cause pro-arrhythmias that can be life threatening. In clinical trials, the incidence of induced arrhythmias was reduced by in-hospital initiation and adherence to a specified dosing algorithm. Pfizer has developed a comprehensive program to educate institutions and healthcare professionals on the required in-hospital initiation and on the use of the dosing algorithm. Tikosyn will be available to prescribers and hospitals that have participated in the educational program and is expected to be introduced in the first quarter of 2000.

Q17)   What is the regulatory status of Relpax?

A17) In October 1999, Pfizer received an approvable letter from the FDA for Relpax, an oral 5-HT 1d agonist for migraine. Pfizer and the FDA are in labeling discussions. Our clinical data show that up to 70% of patients taking Relpax experience significant or complete migraine pain and symptom relief within two hours. The Relpax clinical program consisted of seven controlled clinical trials, three of which compared Relpax to the market leader, Imitrex. Migraine is one of the most common medical problems, experienced by 15% to 18% of women and 6% of men. In spite of the incapacitating nature of migraines-symptoms of which include severe and throbbing headaches, visual disturbances, and nausea-the vast majority of sufferers have never been diagnosed or treated with prescription medication.


Q18)   What is the status of the development of Zeldox?

A18) Zeldox has demonstrated efficacy in treating the erratic thought processes and social withdrawal symptoms of schizophrenia and in preventing symptom relapse, with a low propensity for weight gain and somnolence and no need for dose titration. A unique intra-muscular form has also been developed for control of acute exacerbations, or initiation of therapy in selected patients. We intend to file an amended NDA on Zeldox in 1Q00.

Q19)   How did Pfizer's Consumer Health Care products perform in the quarter?

A19) Consumer Health Care product sales, which are included as part of the pharmaceutical segment, increased 5% in the quarter to $128 million. These results predominantly reflect the performance of category-leading self-medication products.

Q20)   How did the Animal Health Group perform during the quarter?

A20) Sales of the Animal Health Group increased by 8% to $417 million for the quarter. Excluding the impact of foreign exchange, sales increased by 13%. Exceptional sales performances of companion-animal products were led by the launch of Revolution. In July 1999, the FDA granted marketing approval for this once-a-month, simple-to-administer topical liquid, which protects against internal and external parasites, including heartworm, fleas, and ear mites in both dogs and cats, American dog ticks and sarcoptic mange (scabies) in dogs, and hookworm and roundworm in cats. It is estimated that more than half of all dogs and three quarters of all cats are not adequately protected against these parasites. There are nearly 53 million dogs and nearly 60 million cats in the U.S. alone. The product became available to veterinary clinics and hospitals in the U.S. in the third quarter. Sales of Rimadyl, an anti-arthritis medication for dogs, continue to show strong growth.
Partially offsetting the strong performance of the companion-animal business was continuing weakness in the livestock market in the U.S. and Europe.
Sales of virginiamycin, an antibiotic for poultry, cattle, and swine, were adversely affected by the decision of the European Commission to ban certain antibiotic feed additives, including virginiamycin, in the European Union after June 30, 1999.

Q21)   What happened in cost of sales in the quarter?

A21) Cost of sales in the quarter remained flat, while net sales grew 9%, mainly due to charges for unusual items recorded in the fourth quarter of 1998.


Q22) What factors accounted for the 4% increase in selling, informational, and administrative (SI&A) expenses in the quarter?

A22) The quarter continued to reflect strong and growing support for in-line and new products, with total SI&A increasing to over $1.7 billion, the highest quarterly level in Pfizer history. Growth relative to the prior year was tempered by opportunities to leverage past investments as well as opportunities to drive efficiencies in general administrative operations.

Q23) What factors led to the 9% increase in research and development expenditures in the quarter?

A23) Pfizer spent $760 million in research and development in the quarter, advancing many promising drug candidates in various stages of discovery and development. Advanced-stage clinical studies are continuing for Vfend (voriconazole), a new antifungal; valdecoxib, a second-generation COX-2 inhibitor for osteoarthritis, rheumatoid arthritis, and pain under co-development with Searle; an inhalable form of insulin under co-development with Aventis and Inhale Therapeutic Systems; darifenacin, a muscarinic antagonist for urinary urge incontinence; lasofoxifene, a selective estrogen receptor modulator for prevention and treatment of osteoporosis, treatment of atherosclerosis, and prevention of breast cancer; CP-424,391, a growth hormone secretagogue for frailty; CP-358,744, an epidermal growth factor receptor inhibitor for various cancers; CP-101,606, an NMDA receptor antagonist for head trauma; UK-279,276, or neutrophil inhibitory factor, for stroke; CP-368,296, a glycogen phosphorylase inhibitor for diabetes; CJ-13,610, a 5-lipoxygenase inhibitor for asthma; and UK-357,903, a type-5 phosphodiesterase inhibitor for erectile dysfunction. Pfizer has 56 additional exploratory development projects.

   Pfizer's research and development spending in 1999 totaled $2.8 billion, the highest level in the worldwide pharmaceutical industry. Pfizer will continue its strong commitment to R&D in 2000, with budgeted spending of $3.2 billion, again expected to be the highest in the industry.

Q24) What efforts is Pfizer making to develop possible new dosage forms and indications for its currently marketed products?

A24) Pfizer is conducting many large clinical trials that seek possible new indications or dosage forms for the currently marketed products Lipitor, Zithromax, Zoloft, Norvasc, Aricept, Celebrex, Zyrtec, and Viagra. For example, Pfizer and the Parke-Davis Division of Warner-Lambert Company are conducting a broad cardiovascular-care clinical program for Lipitor. Well over 100 Lipitor clinical trials are in progress or being planned. MIRACL is a four-month study of Lipitor in patients with acute coronary syndromes. ASPEN will evaluate the effect of Lipitor on cardiovascular endpoints in non-insulin dependent diabetes. ASCOT is evaluating the effectiveness of Lipitor in reducing cardiovascular risks in hypertensive patients with average cholesterol levels. The TNT (Treating to New Targets) trial is a five-year study enrolling 8,600 patients at 250 sites to determine whether there are further benefits to using higher doses of Lipitor to lower LDL cholesterol levels down to around 75 mg/dl, compared to current treatment target levels of 100 mg/dl. The IDEAL trial is investigating whether additional lives can be saved by aggressively lowering patients' LDL cholesterol. Each of these trials is designed to test the benefit on clinical outcomes of the cholesterol-lowering action of Lipitor.

   Other new dosage forms and indications under development include, among others, atherosclerosis and MAC treatment indications and a three-day treatment regimen for Zithromax; pediatric depression, social phobia, dysthymia, and pre-menstrual dysphoric disorder indications for Zoloft; congestive heart failure and pediatric indications for Norvasc; an oral liquid dosage form of Aricept; sporadic adenomatous polyposis and pain indications for Celebrex; a decongestant formulation and pediatric indications for Zyrtec; and a female sexual dysfunction indication for Viagra.

Q25)   What caused the changes in other deductions-net in the fourth quarter?

A25) Other deductions-net in the fourth quarter decreased from $490 million to $1 million due to the absence of certain significant pre-tax charges of $520 million that were recorded in the fourth quarter of 1998.

Q26) What are Pfizer's effective tax rates for the fourth quarter and the full year 1999?

A26)                                      4Q99   4Q98   FY99   FY98
   Reported Operations                   26.7%   30.2%  28.1%  35.4%
   Continuing Operations Excluding 3Q99
      Trovan Charge and 1998 Significant
      Charges                            26.7%   25.1%  28.4%  28.0%

Pfizer's fourth-quarter and full-year 1999 effective tax rates for reported results (26.7% and 28.1%, respectively) were lower than the respective rates in 1998 (30.2% and 35.4%, respectively) due to a higher tax rate in 1998 on the gain on the divestiture of the Medical Technology Group. The fourth quarter 1999 and fourth quarter 1998 effective tax rates for continuing operations excluding 1998 significant charges (26.7% and 25.1%, respectively) were lower than their respective full-year rates (28.4% and 28.0%, respectively) due to an adjustment in the fourth quarter of each year to reflect the extension of the R&D tax credit in the U.S.


Q27)   What is the status of the Warner-Lambert negotiations?

A27) As we publicly stated last week, we are pleased that Warner-Lambert has agreed to meet with us to seek to negotiate a transaction that would combine the two fastest-growing companies in our industry, creating the best pharmaceutical company in the world.

Q28)   What is the status of Pfizer's share-purchase program?

A28) In September 1998, Pfizer's board of directors approved a share-purchase program with authorization to purchase up to $5 billion of the company's stock during the next two years. In the fourth quarter of 1999, the company purchased approximately 17.6 million shares at a total cost of about $627 million. To date, approximately 80.4 million shares (on a post-split basis) have been purchased at a total cost of about $3.0 billion under the current authorization.

Q29)   How does Pfizer view prospects for its financial performance for 2000?

A29) For the year 2000, we continue to expect earnings growth of 20 percent, even in light of our 1999 performance and continued commitment to a strong level of investment to support our broad product portfolio and R&D. Looking further ahead, as we publicly stated in November, we anticipate compounded annual revenue and net income growth of 16 percent and 20 percent, respectively, over the years 2000 through 2002. We believe this performance will enable Pfizer to remain the fastest-growing of the 10 largest pharmaceutical companies in the world. Of course, actual results may differ from these expectations. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in this document and in the cautionary statements in Part I of our 1998 Form 10K and in our periodic reports on Form 10-Q and Form 8-K, which we incorporate by reference.

Q30) Where can investors obtain investment information about Pfizer on the Internet?

A30) Financial and other disclosures by Pfizer, including quarterly earnings releases and other press releases, the Annual Report, and the Mid-Year Report, are posted on a timely basis to the company's Website-www.pfizer.com.